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Exhibit 99.3

FOR IMMEDIATE RELEASE:	NEWS
May 16, 2005	AMEX-TPY

TIPPERARY CORPORATION ANNOUNCES FIRST QUARTER RESULTS

        DENVER, Colorado—Tipperary Corporation (AMEX-TPY), an independent energy company, today announced financial results for its first quarter ended March 31, 2005.

        First quarter revenue increased 189% to $3,375,000 versus revenue of $1,168,000 in the first quarter last year. The improvement resulted almost entirely from increased sales volumes and higher prices for gas produced at the Company's Comet Ridge coalseam gas project in Queensland, Australia. Comet Ridge gas volumes increased 166% versus the first quarter last year, and the average gas price per Mcf increased 9%. First quarter gas sales volumes were 1,732,000 Mcf compared with 651,000 Mcf in the same quarter last year. Average gas price received per Mcf was $1.95 versus $1.79 per Mcf in the first quarter last year.

        The Company's operating loss was reduced to $1,531,000 from $2,680,000 in the first quarter last year. Net loss was $3,661,000, or 9 cents per share, compared with a net loss of $4,426,000, or 11 cents per share, in last year's comparable quarter.

        David Bradshaw, president and CEO, said, "Australian gas revenues are continuing to increase as the growing gas supply shortage in eastern Australia manifests itself. We expect sales to continue to increase as we approach the commencement of our largest firm sales contract in 2007. We are also pleased to announce that our first Niobrara gas wells in eastern Colorado are now connected, and we expect sales to commence this month. Given the projections for strong gas demand in Australia and the United States, we are excited about our increasing revenues in both both markets."

        Tipperary Corporation is an independent energy company focused primarily on exploration for, and production of, coalseam and conventional natural gas. Headquartered in Denver, Colorado, Tipperary has producing operations in Queensland, Australia. Together with its affiliates, Tipperary holds a 75.25% capital interest and a 71.7% pre-royalty revenue interest in southeastern Queensland's Comet Ridge coalseam gas project totaling approximately 1,230,500 acres and holds other exploration permits in Queensland totaling approximately 77,000 acres. Domestically, Tipperary holds interests in several exploration projects in Colorado and Nebraska covering approximately 623,000 acres.

        Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may," "will," "expect," "anticipate," "estimate," or "continue," or comparable words. In addition, all statements other than statements of historical facts that address activities that Tipperary expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Tipperary, particularly its Annual Report on Form 10-K for the year ended December 31, 2004, for meaningful cautionary language disclosing why actual results may vary from those anticipated by management.

FINANCIAL RECAP
(In thousands, except per share amounts)

	Three Months Ended
	March 31, 2005	March 31, 2004
Revenue	$3,375	$1,168
Net loss	$(3,661)	$(4,426)
Net loss per common share	$(0.09)	$(0.11)
Weighted average shares outstanding—Basic and Diluted	41,356	39,321

OPERATING DATA

	Three Months Ended
	March 31, 2005	March 31, 2004
Net gas production (Mmcf)	1,732	651
Avg. gas price per Mcf	$1.95	$1.79

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CONTACTS:

Tipperary Corporation	Pfeiffer High Investor Relations, Inc.
Joseph B. Feiten, CFO	Geoff High
303/293-9379	303/393-7044
www.tipperarycorp.com	geoff@pfeifferhigh.com

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TIPPERARY CORPORATION ANNOUNCES FIRST QUARTER RESULTS